UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                                Commission File Number 33-76642

                     Ray Ellison Mortgage Acceptance Corp.
             (Exact name of registrant as specified in its charter)

             70 N.E. Loop 410, Suite 545, San Antonio, Texas 78216
                                 (210)342-1085
    (Address, including zip code, and telephone number, including area code, of registrant's
                          principal executive offices)

                           GNMA-Collateralized Bonds
            (Title of each class of securities covered by this Form)

                                  None
                   (Titles of all other classes of securities
                        for which a duty to file reports
                          under section 13(a) or 15(d)
                                    remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

 Rule 12g-4(a)(1)(i)       [  ]    Rule 12h-3(b)(1)(i)        [  ]
 Rule 12g-4(a)(1)(ii)      [  ]    Rule 12h-3(b)(1)(ii)       [  ]
 Rule 12g-4(a)(2)(i)       [  ]    Rule 12h-3(b)(2)(i)        [  ]
 Rule 12g-4(a)(2)(ii)      [  ]    Rule 12h-3(b)(2)(ii)       [  ]
                                   Rule 15d-6                 [x ]

Approximate number of holders of record as of the certification
 or notice date:   192

Pursuant to the requirements of the Securities Exchange Act of 1934 Ray Ellison Morgage Acceptabce Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:    January 19, 2000              RAY ELLISON MORTGAGE ACCEPTANCE CORP.

                                                     By: /s/Locksley Simmons
                                                        Locksley Simmons
                                                        Vice President